UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Hersha Hospitality Trust
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HERSHA HOSPITALITY TRUST

Annual Meeting of Shareholders

to be held May 26, 2011

Commencing on or about May 19, 2011, Hersha Hospitality Trust (the “Company”) is sending this information to certain shareholders and is using it to communicate with shareholders about the upcoming Annual Meeting of Shareholders.  For more information, see our 2011 Proxy Statement filed with the Securities and Exchange Commission on April 18, 2011.   This supplemental material to the 2011 Proxy Statement should be read together with the Proxy Statement.  The information contained in this supplemental material modifies or supersedes any inconsistent material contained in the 2011 Proxy Statement.

Proposal 4 in the 2011 Proxy Statement related to the approval of the Hersha Hospitality Trust 2012 Equity Incentive Plan (the “2012 Equity Incentive Plan”), which authorized the issuance of up to 10,000,000 common shares of beneficial interest (“Common Shares”) pursuant to such plan.

Following our review of the recent ISS Proxy Advisory Services (“ISS”) analysis of the 2012 Equity Incentive Plan and in an effort to be responsive to our shareholders, our Board of Trustees has approved an amendment to the 2012 Equity Incentive Plan that would reduce the number of shares authorized for issuance pursuant to the plan from 10,000,000 Common Shares to 7,500,000 Common Shares.  We believe this reduction in the Common Shares available for issuance pursuant to the 2012 Equity Incentive Plan effectively addresses the concerns, including those raised in the ISS analysis, with respect to the 2012 Equity Incentive Plan and Proposal 4.

We urge you to vote “FOR” Proposal 4, our 2012 Equity Incentive Plan, amended as described above.

If you have already voted “Against” or “Abstain” on Proposal 4, we urge you to reconsider and to submit a new vote “FOR” Proposal 4.

Your vote is important.  As a reminder, the Annual Meeting of Shareholders will be held on Thursday, May 26, 2011, so we appreciate your timely consideration of our request.